                                                                  EXHIBIT 2.4(a)


                AGREEMENT OF MERGER AND PLAN OF REORGANIZATION
                ----------------------------------------------


  This Agreement of Merger and Plan of Reorganization, dated as of the 19th day of June, 1998, is entered into by and between LVL Communications Corporation, a California corporation ("Parent Corporation"); and its wholly owned subsidiaries, LVL Interactive, Inc., a California corporation, and LVL Advertising, Inc., a California corporation (collectively referred to herein as the "Subsidiary Corporations").

                              W I T N E S S E T H:

  WHEREAS, the Parent Corporation is a corporation duly organized and existing under the laws of the State of California;

  WHEREAS, each of the Subsidiary Corporations is a wholly owned subsidiary corporation of the Parent Corporation, and is duly organized and existing under the laws of the State of California;

  WHEREAS, the Parent Corporation and the Subsidiary Corporations are subject to an April 16, 1998 Order of the United States Bankruptcy Court for the Northern District of California (the "Order") confirming a First Amended Plan of Reorganization (the "Plan of Reorganization"), and the respective Boards of Directors of the Parent Corporation and the Subsidiary Corporations wish to comply with this Order and First Amended Plan of Reorganization; and

  WHEREAS, the respective Boards of Directors of the Parent Corporation and the Subsidiary Corporations have determined that it is advisable that each Subsidiary Corporation be merged into the Parent Corporation on the terms and conditions hereinafter set forth;

  NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, it is agreed that, in accordance with the applicable statutes of the State of California, the Subsidiary Corporations shall be at the effective date of the merger merged with and into the Parent Corporation, which shall be the surviving corporation, and that the terms and conditions of such merger and the mode of carrying it into effect shall be as follows:

                                   ARTICLE I

       MERGER OF THE SUBSIDIARY CORPORATIONS INTO THE PARENT CORPORATION
       -----------------------------------------------------------------

  At the effective date of the merger, the Subsidiary Corporations shall be merged with and into the Parent Corporation, the separate existence of the Subsidiary Corporations shall cease and the Parent Corporation shall continue in existence as the Parent Corporation and, without other transfer or assumption, succeed to and possess all the estate, properties, rights, privileges, immunities and franchises, as well of a public as of a private nature, of the Subsidiary Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to the Subsidiary Corporations, shall be taken and deemed to be transferred to and vested in the Parent Corporation without further act or deed, as provided in Sections 1110 and 1400 of the California Corporations Code.

  If at any time the Parent Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to carry out the provisions hereof, the proper officers and directors, respectively, of the Subsidiary Corporations, as of the effective date of the merger, shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to carry out the provisions hereof.

                                   ARTICLE II

                      ARTICLES OF INCORPORATION AND BYLAWS
                      ------------------------------------
                      OF PARENT CORPORATION; GOVERNING LAW
                      ------------------------------------

  From and after the effective date of the merger and until thereafter amended as provided by law, the Articles of Incorporation of the Parent Corporation shall be the Articles of Incorporation of the merged corporation. The Parent Corporation shall be governed under the laws of the State of California. The address of the principal office of the merged corporation in the State of California will be 480 Cowper Street, Palo Alto, California 94301.

                                  ARTICLE III

       CANCELLATION OF THE CAPITAL STOCK OF THE SUBSIDIARY CORPORATIONS
       ----------------------------------------------------------------

  At the effective date of the merger, each share of the common stock outstanding immediately prior to the merger, of each Subsidiary Corporation, and all shares of treasury stock and all rights in respect thereof, shall forthwith cease to exist and shall be cancelled, and the authorized capital stock of the Parent Corporation immediately prior to the merger shall continue to be outstanding and shall not be changed, but shall remain the same as immediately before the merger.

                                   ARTICLE IV

                             OFFICERS AND DIRECTORS
                             ----------------------

  When the merger becomes effective, the officers and directors of the Parent Corporation shall be the same as immediately before the merger.

                                   ARTICLE V

                                 EFFECTIVE DATE
                                 --------------

  This Plan and Agreement of Merger shall become effective upon the execution hereby of the Chief Executive Officers of, respectively, each of the Subsidiary Corporations and the Parent Corporation, as provided under the applicable laws of the State of California. Pursuant to Sections 1110, 1400 and 1401 of the California Corporations Code, a Certificate of Ownership, and such other instruments as may be required by California law, shall be executed, verified and delivered to the Secretary of State of California.

                                   ARTICLE VI

                                  COUNTERPARTS
                                  ------------

  This Plan and Agreement of Merger may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, each Subsidiary Corporation and the Parent Corporation, each pursuant to the approval and authority duly given by Sections 1110 and 1400 of the California Corporations Code, have each caused this Plan and Agreement of Merger to be executed by its officers thereunto duly authorized.


ATTEST                                                  LVL COMMUNICATIONS CORPORATION


By: /s/ Stephen Venuti                             By:  /s/ Calbert Lai
    ----------------------------------                  -----------------------------------
    Stephen Venuti, Secretary                           Calbert Lai, President
    --------------                                      -----------

ATTEST                                                  LVL INTERACTIVE, INC.


By: /s/ Stephen Venuti                             By:  /s/ Calbert Lai
    ----------------------------------                  -----------------------------------
    Stephen Venuti, Secretary                           Calbert Lai, President
    --------------                                      -----------

ATTEST                                             LVL ADVERTISING, INC.


By: /s/ Stephen Venuti                             By: /s/ Calbert Lai
    ----------------------------------             -----------------------------------
    Stephen Venuti, Secretary                       Calbert Lai, President
